EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 115 to Registration Statement No. 2-27962 on Form N-1A of our report dated February 17, 2011, relating to the financial statements and financial highlights of EatonVance Special Equities Fund, one of the funds constituting Eaton Vance Special Investment Trust, appearing in the Annual Report on Form N-CSR of Eaton Vance Special Investment Trust, for the year ended December 31, 2010, and to the references to us under the headings ‘‘Financial Highlights’’ in the Prospectus and ‘‘Independent Registered Public Accounting Firm’’ and ‘‘Financial Statements’’ in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts July 28, 2011